Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 18 DATED MARCH 3, 2014
TO THE PROSPECTUS DATED APRIL 12, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2013, as supplemented by Supplement No. 9 dated August 29, 2013, Supplement No. 10 dated September 5, 2013, Supplement No. 11 dated October 2, 2013, Supplement No. 12 dated November 1, 2013, Supplement No. 13 dated November 13, 2013, Supplement No. 14 dated December 2, 2013, Supplement No. 15 dated December 19, 2013, Supplement No. 16 dated January 3, 2014 and Supplement No. 17 dated February 4, 2014. Terms not otherwise defined herein have the same meanings as set forth in our prospectus.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of February 2014:

Date	NAV per Class A Share	NAV per Class B Share
February 3, 2014	$12.22	$12.27
February 4, 2014	$12.23	$12.29
February 5, 2014	$12.23	$12.29
February 6, 2014	$12.23	$12.28
February 7, 2014	$12.24	$12.29
February 10, 2014	$12.25	$12.31
February 11, 2014	$12.26	$12.31
February 12, 2014	$12.25	$12.31
February 13, 2014	$12.26	$12.32
February 14, 2014	$12.26	$12.32
February 18, 2014	$12.27	$12.33
February 19, 2014	$12.27	$12.33
February 20, 2014	$12.26	$12.32
February 21, 2014	$12.26	$12.32
February 24, 2014	$12.27	$12.33
February 25, 2014	$12.27	$12.33
February 26, 2014	$12.27	$12.33
February 27, 2014	$12.27	$12.33
February 28, 2014	$12.28	$12.34
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.